Exhibit 99.1

Regional Health Properties Reports Third Quarter 2019 Financial Results

ATLANTA, GA, November 13, 2019 — Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, yesterday reported results for the three and nine months ended September 30, 2019.

Business Update

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Completed the sale of four skilled nursing facilities, two located in Oklahoma City, Oklahoma, one located in Attalla, Alabama, and one located in College Park, Georgia for a combined purchase price of $28.5 million and a pre-tax gain on the sale of approximately $6.5 million.

•

Repaid $21.3 million in outstanding debt due under the Pinecone Credit Facility and $3.8 million in outstanding debt due under the Quail Creek Credit Facility to extinguish all indebtedness related to the above-mentioned properties.

•

As a result of the above-mentioned sale, management is able to conclude that it is probable that the Company will be able to continue to meet its obligations arising within one year of the date of issuance of the third quarter 2019 consolidated financial statements within the parameters set forth in the accounting guidance.

“We continue to make progress in stabilizing the Company’s portfolio,” stated Brent Morrison, Regional’s Chief Executive Officer. “During the quarter, the Company was able to shed some of its non-strategic business assets and repay nearly $25 million of current debt outstanding, which includes full repayment of the Pinecone and Congressional Bank loans, thus greatly improving the Company’s overall balance sheet metrics while having minimal impact to monthly cash flow. The Company has already begun to refocus its efforts on the Company’s more strategic assets, concentrated mostly in the south-east and mid-west United States, as well as work to come to a final resolution for the few remaining legacy lawsuits still outstanding.”

Management periodically monitors a number of facility performance metrics, including rent coverages both before and after management fees. In the third quarter of 2019, the Company’s portfolio rent coverage before management fees was 1.4x and rent coverage after management fees was 1.0x. Occupancy and skilled mix for the Company’s portfolio were 80.1% and 25.1% for the third quarter of 2019, respectively. These data exclude the impact of three managed facilities located in Ohio, five additional facilities located in Ohio and transitioned to a new operator on December 1, 2018, one facility located in North Carolina and transitioned to a new operator on March 1, 2019, one facility located in Oklahoma and sold on August 1, 2019, one facility located in Georgia and sold on August 1, 2019, one facility located in Alabama and sold on August 1, 2019, one facility located in Oklahoma and sold on August 28, 2019, and two facilities located in Georgia and transitioned to Omega in the first quarter of 2019.

Summary of Financial Results for the Three and Nine Months Ended September 30, 2019

Total rental revenues in the third quarter of 2019 decreased 7.7% to $4.6 million, from $5.0 million in the third quarter of 2018. Total rental revenues for the nine months ended September 30, 2019 decreased by 6.1% to $14.7 million, from $15.7 million for the nine months ended September 30, 2018. The decrease is a result of four facilities sold during the third quarter of 2019 as well as two facilities transitioned to Omega in the first quarter of 2019. The Company generally recognizes all rental revenues on a straight-line rent accrual basis.

General and administrative costs decreased 25.8%, to $730,000 for the three months ended September 30, 2019, compared with $984,000 for the same period in 2018. General and administrative costs for the nine months ended September 30, 2019 decreased by 7.3%, to $2.6 million, compared with $2.8 million for the same period in 2018. For the nine months ended September 30, 2019 and 2018, general and administrative costs include $0.07 million and $0.1 million, respectively, of stock-based compensation expense.

Interest expense decreased by $0.6 million, or 35.1%, to $1.2 million for the third quarter of 2019 compared with $1.8 million for the same period in 2018. Interest expense for the nine months ended September 30, 2019, decreased by $0.1 million, or 1.3%, to $4.5 million compared to $4.6 million for the same period in 2018. The decrease is mainly due to the payoff of the Pinecone and Congressional Bank loans during the current period.

Income from discontinued operations, net of tax, for the third quarter of 2019 was $101,000 compared to income from discontinued operations, net of tax, of $157,000 for the prior year period. For the nine months ended September 30, 2019, income from discontinued operations, net of tax, was $411,000 compared to a loss from discontinued operations of $242,000 for the prior year period.

Net income attributable to Regional Health Properties, Inc.’s common stockholders in the third quarter of 2019 was $3.6 million, inclusive of a $6.5 million pre-tax gain on the sale of four facility assets, or $2.11 per basic and diluted share, compared with a net loss of $6.4 million, or $3.84 per basic and diluted share, for the third quarter of 2018. For the nine months ended September 30, 2019, the net loss attributable to Regional Health Properties, Inc.’s common stockholders was $2.0 million, inclusive of a $6.5 million pre-tax gain on the sale of assets in the third quarter, or $1.18 per basic and diluted share, compared with a net loss of $16.0 million, or $9.60 per basic and diluted share, in the prior year period.

Cash at September 30, 2019, totaled $3.4 million compared with $2.4 million at December 31, 2018. Current restricted cash at September 30, 2019, totaled $1.1 million compared to $1.4 million at December 31, 2018. Total debt outstanding at September 30, 2019 amounted to $55.8 million compared with $81.3 million at December 31, 2018 (net of $1.4 million and $1.5 million of deferred financing costs at September 30, 2019 and December 31, 2018, respectively).

About Regional Health Properties

Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) is the successor to AdCare Health Systems, Inc., and is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions.

Regional currently owns, leases or manages for third parties 24 facilities (12 of which are owned by Regional, nine of which are leased by Regional and three of which are managed by Regional for third parties).

For more information, visit www.regionalhealthproperties.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others: our dependence on the operating success of our operators; the significant amount of, and our ability to service, our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; the availability and cost of capital; our ability to raise capital through equity and debt financings or through the sale of assets; the effect of increasing healthcare regulation and enforcement on our operators and the dependence of our operators on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; the impact of litigation and rising insurance costs on the business of our operators; the impact on us of litigation relating to our prior operation of our healthcare properties; the effect of our operators declaring bankruptcy, becoming insolvent or failing to pay rent as due; the ability of any of our operators in bankruptcy to reject unexpired lease obligations and to impede our ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; our ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; and other factors discussed from time to time in our news releases, public statements and documents filed by us with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company Contacts	Investor Relations
E. Clinton Cain	Brett Maas
Interim Chief Financial Officer, Senior Vice President and Chief Accounting Officer	Managing Partner
Regional Health Properties, Inc.	Hayden IR
Tel (678) 368-4393	Tel (646) 536-7331
clinton.cain@regionalhealthproperties.com	brett@haydenir.com

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in 000’s)

	September 30,	December 31,
ASSETS	2019	2018
(Amounts in 000's)
Current assets:
Cash	$3,421	$2,407
Restricted cash	1,119	1,411
Accounts receivable, net of allowance of $721 and $1,356	912	971
Prepaid expenses and other	277	472
Notes receivable	687	610
Assets of disposal group held for sale	-	2,204
Total current assets	6,416	8,075

Restricted cash	2,550	2,668
Property and equipment, net	55,512	77,237
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	584	906
Right-of-use operating lease assets	38,133	-
Goodwill	1,585	2,105
Lease deposits and other deposits	517	402
Straight-line rent receivable	6,376	6,301
Notes receivable	153	331
Other assets	74	74
Total assets	$114,371	$100,570

LIABILITIES AND EQUITY

Current liabilities:
Current portion of notes payable and other debt	$1,747	$26,397
Accounts payable	3,405	4,361
Accrued expenses and other	2,867	4,461
Operating lease obligation	6,093	-
Liabilities of disposal group held for sale	-	1,491
Total current liabilities	14,112	36,710

Notes payable and other debt, net of current portion:
Senior debt, net	47,251	48,317
Bonds, net	6,281	6,599
Other debt, net	502	-
Operating lease obligation	33,961	-
Other liabilities	1,247	2,793
Deferred tax liability	44	-
Total liabilities	103,398	94,419

Stockholders' equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 1,688 shares issued and outstanding at
September 30, 2019 and December 31, 2018	61,970	61,900
Preferred stock, no par value; 5,000 shares authorized; 2,812 shares issued and outstanding, redemption amount $70,288
at September 30, 2019 and December 31, 2018	62,423	62,423
Accumulated deficit	(113,420)	(118,172)
Total stockholders' equity	10,973	6,151
Total liabilities and stockholders' equity	$114,371	$100,570

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in 000’s, except per share data)

(Three Months Ended Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in 000's)	2019	2018	2019	2018
Revenues:
Rental revenues	$4,590	$4,972	$14,746	$15,706
Management fees	239	235	716	703
Other revenues	1	49	93	148
Total revenues	4,830	5,256	15,555	16,557
Expenses:
Facility rent expense	1,640	2,171	5,006	6,512
Cost of management fees	148	137	467	448
Depreciation and amortization	797	1,126	2,661	3,507
General and administrative expenses	730	984	2,551	2,751
Provision for doubtful accounts	32	(48)	(214)	3,934
Other operating expenses	191	255	821	823
Total expenses	3,538	4,625	11,292	17,975
Income (loss) from operations	1,292	631	4,263	(1,418)
Other (income) expense:
Interest expense, net	1,157	1,783	4,535	4,595
Loss on extinguishment of debt	924	3,514	2,478	3,955
Gain on disposal of assets	(6,451)	-	(7,141)	-
Other (income) expense	(48)	-	6	10
Total other (income) expense, net	(4,418)	5,297	(122)	8,560
Income (loss) from continuing operations before income taxes	5,710	(4,666)	4,385	(9,978)
Income tax expense	-	-	44	33
Income (loss) from continuing operations	5,710	(4,666)	4,341	(10,011)

Income (loss) from discontinued operations, net of tax	101	157	411	(242)
Net income (loss)	5,811	(4,509)	4,752	(10,253)
Preferred stock dividends - undeclared	(2,250)	(1,912)	(6,748)	(5,736)
Net income (loss) attributable to Regional Health Properties, Inc.
Common Stockholders	$3,561	$(6,421)	$(1,996)	$(15,989)

Net income (loss) per share of common stock attributable to
Regional Health Properties, Inc.
Basic and diluted:
Continuing operations	$2.05	$(3.93)	$(1.42)	$(9.45)
Discontinued operations	0.06	0.09	0.24	(0.15)
	$2.11	$(3.84)	$(1.18)	$(9.60)

Weighted average shares of common stock outstanding:
Basic and diluted	1,688	1,688	1,688	1,665

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL OPERATING METRICS (1)

	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended
Portfolio Operating Metrics (1)	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
Occupancy (%)	78.5%	79.5%	80.2%	80.3%
Quality Mix (2)	26.8%	26.4%	26.7%	26.6%
Rent Coverage Before Management Fees (3)	1.35	1.43	1.44	1.38
Rent Coverage After Management Fees (3)	1.02	1.08	1.09	1.04

(1) Excludes three managed facilities in Ohio, five buildings located in Ohio and transitioned on December 1, 2018, one facility located in North Carolina and transitioned on March 1, 2019 , three facilities sold on August 1, 2019, and one facility sold on August 28, 2019, and two facilities transitioned to Omega in the first quarter of 2019.
(2) Quality Mix refers to all payor types less Medicaid.
(3) EBITDAR coverage and EBITDARM coverage include information provided by our tenants. The Company has not independently verified this information, but have no reason to believe such information to be inaccurate in any material respect.